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                                                                    EXHIBIT 3.65

                          CERTIFICATE OF INCORPORATION
                                       OF
                         NRG EL SEGUNDO OPERATIONS INC.

         FIRST. The name of the corporation is NRG El Segundo Operations Inc.

         SECOND. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 (New Castle County). The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares which the corporation shall have authority to issue is 1,000 shares of capital stock, and the par value of each such share is $1.00 per share.

         FIFTH. The name and mailing address of the incorporator is Michael J. Young, 1221 Nicollet Mall, Suite 700, Minneapolis, Minnesota 55403.

         SIXTH. The corporation is to have perpetual existence.

         SEVENTH. The Board of Directors of the corporation is expressly authorized to make, alter or repeal by-laws of the corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law, whether adopted by them or otherwise.

         EIGHTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

         NINTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         TENTH. No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its

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stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the General Corporation Law of Delaware or (d) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of this Article Ninth by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed and that the facts stated therein are true.

                                                Michael J. Young
                                                --------------------------------
                                                Michael J. Young
                                                Incorporator

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                       CERTIFICATE OF OWNERSHIP AND MERGER
                        OF NRG LONG BEACH OPERATIONS INC.
                                  WITH AND INTO
                         NRG EL SEGUNDO OPERATIONS INC.

                     Pursuant to Section 253 of the General
                    Corporation Law of the State of Delaware

         NRG El Segundo Operations Inc., a Delaware corporation (the "Corporation") hereby certifies as follows:

         1. The Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.

         2. The Corporation owns all of the outstanding shares of stock of NRG Long Beach Operations Inc., a Delaware corporation ("Long Beach").

         3. The Corporation hereby merges Long Beach with and into the Corporation.

         4. The Board of Directors of the Corporation, by unanimous written consent dated March 15, 2000, duly adopted resolutions (a true copy of which is attached hereto as Exhibit A) authorizing the merger of Long Beach with and into the Corporation. Such resolutions have not been modified or rescinded and are in full force and effect on the date hereof.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed in its corporate name this 31st day of March, 2000.

                                           NRG EL SEGUNDO OPERATIONS INC.

                                           By: /s/ Craig A. Mataczynski
                                              ----------------------------------
                                           Name:  Craig A. Mataczynski
                                           Title: President

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                            UNANIMOUS WRITTEN CONSENT
                          OF THE BOARD OF DIRECTORS OF
                         NRG EL SEGUNDO OPERATIONS INC.

         The undersigned, being all of the directors of NRG El Segundo Operations Inc., a Delaware corporation (the "Corporation"), acting pursuant to
Section 141(f) of the General Corporation Law of the State of Delaware, hereby adopt, by this written consent, the following resolutions and direct that this written consent be filed with the minutes of the proceedings of the Board of Directors of the Corporation.

         RESOLVED, that the Corporation plans to operate both the Long Beach Generating Station and the El Segundo Generation Station under contracts with the owners of such facilities; and further

         RESOLVED, that the Corporation, as owner of the stock of NRG Long Beach Operations Inc., a Delaware corporation ("Long Beach"), desires to merge Long Beach into the Corporation, and the Corporation shall remain as the surviving corporation and the separate existence of Long Beach shall cease (the "Merger"); and

         RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized and directed, on behalf of and in the name of the Corporation, to take all such further actions, including, but not limited to, the preparation, execution, acknowledgment, delivery and filing of such further agreements, documents and certificates, and making all such payments, including fees and expenses, as in the judgment of such officer or officers shall be necessary, desirable or appropriate to carry out and effectuate the intent of the foregoing resolutions; and further

         RESOLVED, that all actions heretofore taken by any officer or director of the Corporation in connection with the foregoing resolutions are hereby ratified, confirmed and approved in all respects as the acts and deeds of the Corporation.

         Dated as of March 15, 2000.

/s/ Roy R. Hewitt                               /s/ Louis P. Matis
-----------------------------------             --------------------------------
Roy R. Hewitt                                   Louis P. Matis

/s/ David H. Peterson
-----------------------------------
David H. Peterson